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                                                                     EXHIBIT 2.2


                   GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

         This General Assignment and Assumption Agreement (this "Agreement") is made and entered into on June 30, 2000 by and between Eaton Corporation, an Ohio corporation ("Eaton"), and Axcelis Technologies, Inc. (formerly known as Eaton Semiconductor Equipment Inc.), a Delaware corporation ("Axcelis Technologies") to be effective on the Separation Date. Capitalized terms used herein and not otherwise defined herein or in Article IV below shall have the meanings ascribed to such terms in the Separation Agreement (defined in the recitals below).

                                    RECITALS

         WHEREAS, pursuant to that certain Purchase and Sale Agreement dated as of December 29, 1995 between Eaton and Axcelis Technologies (the "1995 Agreement"), Eaton transferred to Axcelis Technologies certain assets of the Axcelis Technologies Business and Axcelis Technologies assumed certain liabilities of the Axcelis Technologies Business.

         WHEREAS, as part of the transactions contemplated by the Separation, prior to the date hereof Eaton has caused the transfer to Axcelis Technologies of all of the issued and outstanding capital stock of Fusion Systems Corporation and High Temperature Engineering Corporation, all of Eaton's ownership interests in Sumitomo Eaton Nova Corporation and the Intellectual Property assets of the Axcelis Technologies Business.

         WHEREAS, in accordance with the Master Separation and Distribution Agreement dated June 30, 2000 between Eaton and Axcelis Technologies (the "Separation Agreement"), Eaton has agreed to transfer to Axcelis Technologies effective on the Separation Date the assets of the Axcelis Technologies Business acquired by Eaton after the 1995 Agreement and the assets of the Axcelis Technologies Business not transferred pursuant to the 1995 Agreement or separately.

         WHEREAS, it is further intended between the parties that Axcelis Technologies assume from Eaton the Liabilities related to the Axcelis Technologies Business, as provided in this Agreement, the Separation Agreement and the other Ancillary Agreements provided for in the Separation Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, Eaton and Axcelis Technologies, intending to be legally bound, hereby agree as follows:


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                                    ARTICLE I

                           CONTRIBUTION AND ASSUMPTION

         Section 1.1       Contribution of Assets and Assumption of Liabilities.

         (a) Transfer of Assets. To the extent not assigned, transferred, conveyed and delivered to Axcelis Technologies prior to the Separation Date, effective on the Separation Date (except for certain Axcelis Technologies Assets to be transferred pursuant to the Non-US Plan, which may be transferred at such other times as Eaton reasonably determines), Eaton hereby assigns, transfers, conveys and delivers (or will cause any applicable Eaton Subsidiary to assign, transfer, convey and deliver) to Axcelis Technologies, or, pursuant to Section 1.4, to any applicable Axcelis Technologies Subsidiary, and Axcelis Technologies hereby accepts from Eaton or such applicable Eaton Subsidiary, and agrees to cause its applicable Axcelis Technologies Subsidiaries to accept, all of Eaton's and its applicable Subsidiaries' respective right, title and interest in and to the Axcelis Technologies Assets (as hereinafter defined).

         (b) Assumption of Liabilities. Effective on the Separation Date and with no recourse whatsoever to Eaton or any Eaton Subsidiary, Axcelis Technologies hereby assumes and agrees faithfully to pay, perform and fulfill (or will cause any applicable Subsidiaries to so assume, pay, perform and fulfill), all of the Axcelis Technologies Liabilities (as hereinafter defined) of Eaton and its applicable Subsidiaries. Thereafter, Axcelis Technologies shall be responsible (or will cause any applicable Subsidiaries to be responsible) for all Axcelis Technologies Liabilities of Eaton or any applicable Eaton Subsidiaries, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or after the Separation Date, regardless of where or against whom such Liabilities are asserted or determined (including any Axcelis Technologies Liabilities arising out of claims made by Eaton's or Axcelis Technologies' respective directors, officers, consultants, independent contractors, employees or agents against any member of the Eaton Group or the Axcelis Technologies Group) or whether asserted or determined prior to, on or after the Separation Date, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the Eaton Group or the Axcelis Technologies Group or any of their respective directors, officers, employees or agents.

         (c) Misallocated Assets. In the event that at any time or from time to time (whether prior to, on or after the Separation Date), either party hereto (or any member of the Axcelis Technologies Group or the Eaton Group as applicable) shall receive or otherwise possess any Asset that was intended, pursuant to the Separation Agreement, this Agreement or any other Ancillary Agreement, to be received or possessed by the other party and/or any member of the Axcelis Technologies Group or the Eaton Group, as applicable, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.


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         Section 1.2       Axcelis Technologies Assets.

         (a) Included Assets. For purposes of this Agreement, "Axcelis Technologies Assets" shall mean (without duplication) the following Assets, except as otherwise provided for in the Separation Agreement or in any other Ancillary Agreement or other express agreement of the parties and except for the Excluded Assets referred to in Section 1.2(b) hereof:

                  (i) all Assets owned by Eaton or any Eaton Subsidiary and reflected in the Axcelis Technologies Balance Sheet, subject to any dispositions of any such Assets subsequent to the date of the Axcelis Technologies Balance Sheet;

                  (ii) all Assets owned by Eaton or any Eaton Subsidiary that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated, would have been reflected in the Axcelis Technologies Balance Sheet in accordance with the principles and accounting policies under which the Axcelis Technologies Balance Sheet was prepared;

                  (iii) all Assets acquired by Eaton or its Subsidiaries after the date of the Axcelis Technologies Balance Sheet that would be reflected in the consolidated balance sheet of Axcelis Technologies as of the Separation Date if such consolidated balance sheet were prepared using the same principles and accounting policies under which the Axcelis Technologies Balance Sheet was prepared, plus any such Assets acquired by Eaton or its Subsidiaries after the Separation Date;

                  (iv) all Assets owned by Eaton that are used primarily by the Axcelis Technologies Business at the Separation Date but are not reflected in the Axcelis Technologies Balance Sheet, provided that no such Asset shall be an Axcelis Technologies Asset requiring any transfer by Eaton unless Axcelis Technologies or its Subsidiaries have, on or before the second anniversary of the Distribution Date, given Eaton or its Subsidiaries notice that such Asset is an Axcelis Technologies Asset;

                  (v)      all Axcelis Technologies Contingent Gains;

                  (vi)     all Axcelis Technologies Contracts; and

                  (vii) all Assets that are expressly contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement (including
Schedule 1.2(a)(vii) hereto or any other Schedule hereto or thereto) as Assets to be transferred to Axcelis Technologies or any other member of the Axcelis Technologies Group.

         (b) Excluded Assets. For the purposes of this Agreement, "Excluded Assets" shall mean:

                  (i) the Assets listed or described on Schedule 1.2(b)(i) hereto; and

                  (ii) any and all Assets that are expressly contemplated by the Separation Agreement, this Agreement or any other Ancillary Agreement (including the Schedules hereto or thereto) as Assets to be retained by Eaton or any other member of the Eaton Group.

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         (c) Axcelis Technologies acknowledges and agrees that the Assets reflected as Axcelis Technologies Assets on the Axcelis Technologies Balance Sheet are so reflected based on the books and records maintained and other information supplied by Axcelis Technologies personnel, and that the Axcelis Technologies Assets constitute all of the Assets necessary to operate the Axcelis Technologies Business as presently conducted.

         Section 1.3       Axcelis Technologies Liabilities.

         (a) Included Liabilities. For the purposes of this Agreement, "Axcelis Technologies Liabilities" mean (without duplication) the following Liabilities, except as otherwise provided for in the Separation Agreement, this Agreement or any other Ancillary Agreement and except for the Excluded Liabilities referred to in Section 1.3(b) hereof:

                  (i) all Liabilities reflected in the Axcelis Technologies Balance Sheet, subject to any discharge of any such Liabilities subsequent to the date of the Axcelis Technologies Balance Sheet;

                  (ii) all Liabilities of Eaton or its Subsidiaries that arise after the date of the Axcelis Technologies Balance Sheet that would be reflected in the consolidated balance sheet of Axcelis Technologies as of the Separation Date if such consolidated balance sheet were prepared using the same principles and accounting policies under which the Axcelis Technologies Balance Sheet was prepared;

                  (iii) all Liabilities that are related primarily to the Axcelis Technologies Business at the Separation Date but are not reflected in the Axcelis Technologies Balance Sheet;

                  (iv) all Liabilities (other than Liabilities for Taxes which are governed by the Tax Sharing Agreement), whether arising before, on or after the Separation Date, primarily relating to, arising out of or resulting from:

                               (1)    the operation of the Axcelis Technologies
Business, as conducted at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative, whether or not such act or failure to act is or was within such Person's authority);

                               (2)    the operation of any business conducted by
any member of the Axcelis Technologies Group at any time after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative, whether or not such act or failure to act is or was within such Person's authority); or

                               (3)    any Axcelis Technologies Assets;

                  (v) all Liabilities that are expressly contemplated by the Separation Agreement, this Agreement or any other Ancillary Agreement (including the Schedules hereto or thereto) as Liabilities to be assumed by Axcelis Technologies or any member of the Axcelis Technologies Group, and all contracts, obligations and Liabilities of any member of the Axcelis

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Technologies Group under the Separation Agreement, this Agreement or any of the other Ancillary Agreements; and

                  (vi) all guarantees by the Eaton Group for the benefit of the Axcelis Group, thereby effectively extinguishing the ability of the Axcelis Group to enforce any such guarantees against the Eaton Group.

         (b) Excluded Liabilities. For the purposes of this Agreement, "Excluded Liabilities" shall mean:

                  (i) all Liabilities listed or described in Schedule 1.3(b)(i) hereto;

                  (ii) all Insured Axcelis Technologies Liabilities;

                  (iii) all Liabilities that are expressly contemplated by the Separation Agreement, this Agreement or any other Ancillary Agreement (including the Schedules hereto or thereto) as Liabilities to be retained or assumed by Eaton or any other member of the Eaton Group, and all agreements and obligations of any member of the Eaton Group under the Separation Agreement, this Agreement or any other Ancillary Agreement.

         Section 1.4 The Non-US Plan. Each of Eaton and Axcelis Technologies shall take, and shall cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the transactions contemplated by the Non-US Plan (whether prior to, on or after the Separation Date), including execution and delivery of the Local Transfer Agreements contemplated by the Non-US Plan. Notwithstanding anything in the Separation Agreement, this Agreement or any other Ancillary Agreement to the contrary, no party to a Local Transfer Agreement shall be entitled to receive or retain any Asset unless such party shall have paid any consideration contemplated to be paid in connection therewith pursuant to the Non-US Plan.

         Section 1.5 Methods of Transfer and Assumption.

         (a) Terms of Ancillary Agreements Govern. The parties shall enter into the Separation Agreement and the other Ancillary Agreements on or about the date of this Agreement. To the extent that the transfer of any Axcelis Technologies Assets or the assumption of any Axcelis Technologies Liabilities is expressly provided for by the terms of the Separation Agreement or any other Ancillary Agreements, the terms of the Separation Agreement or such Ancillary Agreement shall effect, and determine the manner of, the transfer or assumption. It is the intent of the parties that pursuant to Sections 1.1, 1.2 and 1.3 hereof, the transfer and assumption of all other Axcelis Technologies Assets and Axcelis Technologies Liabilities shall be made effective not later than the Separation Date; provided that circumstances in various jurisdictions outside the United States may require the transfer of certain Assets and the assumption of certain Liabilities to occur in such other manner and at such other times as Eaton reasonably determines in accordance with any other applicable provision of this Agreement, including without limitation Sections 1.4 and 1.6 hereof.

         (b) Documents Relating to Other Transfers of Assets and Assumptions of Liabilities. In furtherance of the assignment, transfer and conveyance of Axcelis Technologies Assets and

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the assumption of Axcelis Technologies Liabilities set forth in the Separation
Agreement, this Agreement and any other Ancillary Agreement, simultaneously with the execution and delivery hereof at the Separation Closing or as promptly as practicable thereafter, (i) Eaton shall execute and deliver, and shall cause its Subsidiaries in accordance with Local Transfer Agreements to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent in Eaton's judgment necessary to evidence the transfer, conveyance and assignment of all of Eaton's and its Subsidiaries' right, title and interest in and to the Axcelis Technologies Assets to Axcelis Technologies and its Subsidiaries, and (ii) Axcelis Technologies shall execute and deliver, and cause its Subsidiaries to execute and deliver, to Eaton and its Subsidiaries such assumptions of contracts and other instruments of assumption as and to the extent in Eaton's judgment necessary to evidence the valid and effective assumption of the Axcelis Technologies Liabilities by Axcelis Technologies and its Subsidiaries.

         Section 1.6 Governmental Approvals and Consents.

         (a) Transfer in Violation of Laws. If and to the extent that the valid, complete and perfected transfer, assignment, conveyance or novation to the Axcelis Technologies Group of any Axcelis Technologies Assets (or from the Axcelis Technologies Group of any assets which are not Axcelis Technologies Assets) or the valid, complete and perfected assumption of any Axcelis Technologies Liabilities by the Axcelis Technologies Group would be a violation of applicable law or require any consent or Governmental Approval in connection with the Separation, the IPO, the Distribution or otherwise, then, unless Eaton shall otherwise determine, the transfer, assignment, conveyance or novation to or from the Axcelis Technologies Group, as the case may be, of such Axcelis Technologies Assets or assets which are not Axcelis Technologies Assets, or such assumption of Axcelis Technologies Liabilities by the Axcelis Technologies Group respectively, shall be automatically deferred and any such purported transfer, assignment, conveyance or novation or such assumption shall be null and void until such time as all legal impediments are removed and/or such consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, such Asset shall still be considered an Axcelis Technologies Asset for purposes of determining whether any Liability is an Axcelis Technologies Liability; provided that if such consents or Governmental Approvals have not been obtained within twelve months after the Separation Date, the parties will use reasonable commercial efforts to achieve an alternative solution in accordance with the parties' intentions.

         (b) Transfers Not Consummated by the Separation Date. If the transfer, assignment, conveyance or novation of any Assets intended to be transferred, assigned or conveyed hereunder, including pursuant to the Non-US Plan, is not consummated prior to or on the Separation Date or such other date as Eaton may determine pursuant to the Non-US Plan, whether as a result of the provisions of
Section 1.6 (a) hereof or for any other reason, then the Person retaining such Asset shall thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto. In addition, the Person retaining such Asset shall take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Assets, including possession, use, risk of loss, potential for gain, and

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dominion, control and command over such Asset inure from and after the
Separation Date to the Person to whom the asset is to be transferred. If and when the consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Asset pursuant to Section 1.6(a) hereof or otherwise, are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement and/or such applicable Ancillary Agreement.

         (c) Expenses. The Person retaining an Asset due to the deferral of the transfer of such Asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the Asset.

         Section 1.7 Nonrecurring Costs and Expenses. Notwithstanding anything herein to the contrary, any nonrecurring costs and expenses incurred by the parties hereto to effect the transactions contemplated hereby which are not allocated pursuant to the terms of the Separation Agreement, this Agreement or any other Ancillary Agreement shall be the responsibility of the party which incurs such costs and expenses.

         Section 1.8 Novation of Assumed Axcelis Technologies Liabilities.

         (a) Reasonable Commercial Efforts. Each of Eaton and Axcelis Technologies, at the request of the other, shall use reasonable commercial efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate (including with respect to any federal government contract) or assign all rights and obligations under agreements, leases, licenses and other obligations or Liabilities (including Axcelis Technologies OFLs) of any nature whatsoever that constitute Axcelis Technologies Liabilities or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Axcelis Technologies Group, so that, in any such case, Axcelis Technologies and its Subsidiaries will be solely responsible for such Liabilities; provided that neither Eaton, Axcelis Technologies nor their Subsidiaries shall be obligated to pay any consideration therefore to any third party from whom such consents, approvals, substitutions and amendments are requested.

         (b) Inability to Obtain Novation. If Eaton and Axcelis Technologies are unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, and the applicable member of the Eaton Group shall continue to be bound by such agreements, leases, licenses and other obligations or Liabilities and, unless not permitted by law or the terms thereof (except to the extent expressly set forth in the Separation Agreement, this Agreement or any other Ancillary Agreement), Axcelis Technologies shall, as agent or subcontractor for Eaton or such other Person, as the case may be, pay, perform and discharge fully, or cause to be paid, transferred or discharged fully all the obligations or other Liabilities of Eaton or such other Person, as the case may be, thereunder from and after the Separation Date. Eaton shall, without further consideration, promptly pay and remit, or cause to be paid or remitted, to Axcelis Technologies or its appropriate Subsidiary all money, rights and other consideration received by it or any member of the Eaton Group, as applicable, in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations or Liabilities shall otherwise become assignable or able to be novated, Eaton shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of the Eaton Group to

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Axcelis Technologies without payment of further consideration and Axcelis
Technologies shall, without the payment of any further consideration, fully assume such rights, obligations and Liabilities.

                                   ARTICLE II

                                   LITIGATION

         Section 2.1 Litigation Transferred to Axcelis Technologies. All defense costs and other litigation costs of any sort whatever, settlements and judgments related to claims and litigation constituting an Axcelis Technologies Liability shall be the responsibility of Axcelis Technologies. Management of such claims and litigation shall be in accordance with the relevant portions of the Transitional Services Agreement, the Indemnification and Insurance Matters Agreement and any other relevant Ancillary Agreements.

         Section 2.2 Cooperation. Eaton and Axcelis Technologies and their respective Subsidiaries shall cooperate with each other in the defense or prosecution of any claim or litigation covered under this Article II and afford to each other Information as required by Section 5.3 of the Separation Agreement.

                                   ARTICLE III

                                  MISCELLANEOUS

         Section 3.1 Miscellaneous. The miscellaneous provisions contained in
Article VI of the Separation Agreement are hereby incorporated by reference into this Agreement in their entirety. Wherever used in such Article VI as incorporated herein, the term "this Agreement" means the Separation Agreement, and the term "Ancillary Agreements" includes this General Assignment and Assumption Agreement.

                                   ARTICLE IV

                                   DEFINITIONS

         Section 4.1 Action. "Action" means any demand, action, suit, litigation, claim, countersuit, arbitration, inquiry, proceeding or investigation by any third Person or Governmental Authority or before any federal, state, local, foreign or international court or other governmental authority or any arbitration or mediation tribunal.

         Section 4.2 Affiliated Company. "Affiliated Company" of any Person means any entity that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

         Section 4.3 Ancillary Agreement. "Ancillary Agreement" has the meaning set forth in Section 2.1 of the Separation Agreement.

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         Section 4.4 Assets. "Assets" means assets, properties and rights
(including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

                  (i) all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

                  (ii) all apparatus, computers and other electronic data processing equipment, telecommunications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, rolling stock, motor vehicles and other transportation equipment, special and general tools and dies, test devices, prototypes and models and other tangible personal property;

                  (iii) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

                  (iv) all interests in real property of whatever nature, including without limitation plants, buildings, land, fixtures, impairments and easements, whether as owner, mortgagee or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise;

                  (v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes receivable, debentures receivable or other securities issued by any Subsidiary or any other Person, all loans receivable, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

                  (vi) all license agreements, leases of and conditional sales arrangements for personal property, open purchase orders for raw materials, supplies, parts or services, unfilled sales orders for the manufacture and sale of products or for services and other contracts, agreements or commitments;

                  (vii) all deposits, letters of credit, bank guarantees and performance and surety bonds;

                  (viii) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and materials and analyses prepared by consultants and other third parties;

                  (ix) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property;

                  (x) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

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
                  (xi) all cost information, marketing, sales and pricing data and information, customer prospect records and lists, supplier records and lists, customer and vendor data and correspondence, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality and warranty records and reports, employee records and other books, records, studies, surveys, reports, plans and documents;

                  (xii) all prepaid expenses, trade accounts and other accounts and notes receivables;

                  (xiii) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

                  (xiv) all rights as a named insured under Insurance Policies and all non-insurance rights in the nature of indemnification or contribution;

                  (xv) all licenses (including radio and similar licenses), permits, approvals and authorizations which have been issued by any Governmental Authority;

                  (xvi) cash or cash equivalents, bank accounts, lock boxes and other deposits; and

                  (xvii) all receivables in respect of interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

         Section 4.5 Axcelis Technologies Balance Sheet. "Axcelis Technologies Balance Sheet" means the unaudited combined balance sheet (including the notes thereto) of the Axcelis Technologies Business at March 31, 2000, that is included in the IPO Registration Statement.

         Section 4.6 Axcelis Technologies Business. "Axcelis Technologies Business" means the business and operations conducted by Eaton and its Subsidiaries as Eaton's Semiconductor Equipment Operations as described in the IPO Registration Statement.

         Section 4.7 Axcelis Technologies Common Stock. "Axcelis Technologies Common Stock" means the common stock, par value $0.001 per share, of Axcelis Technologies.

         Section 4.8 Axcelis Technologies Contingent Gain. "Axcelis Technologies Contingent Gain" means any claim or other right of a member of the Eaton Group or the Axcelis Technologies Group that primarily relates to the Axcelis Technologies Business, whenever arising, against any Person other than a member of the Eaton Group or the Axcelis Technologies Group, if and to the extent that
(i) such claim or right arises out of events, acts or omissions occurring on or before the Separation Date (based on then existing law) and (ii) the existence or scope of the obligation of such other Person as of the Separation Date was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such claim or other right to have been discovered or asserted as of the Separation Date. A claim or right meeting the foregoing definition shall be considered an Axcelis Technologies Contingent Gain regardless of whether there was any Action

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
pending, threatened or contemplated as of the Separation Date with respect thereto. For purposes of the foregoing, a claim or right shall be deemed to have accrued as of the Separation Date if all the elements of the claim necessary for its assertion shall have occurred on or prior to the Separation Date. Notwithstanding the foregoing, none of (i) any insurance proceeds, (ii) any Excluded Assets, (iii) any reversal of any litigation or other reserve or (iv) any matters relating to Taxes (which are governed by the Tax Sharing Agreement) shall be deemed to be an Axcelis Technologies Contingent Gain.

         Section 4.9 Axcelis Technologies Contracts. "Axcelis Technologies Contracts" means the following contracts and agreements to which Eaton or any relevant Subsidiary is a party or by which it or any of its Assets is bound, whether or not in writing, except for any such contract or agreement that is contemplated to be retained by Eaton or any member of the Eaton Group pursuant to any express provision of this Agreement or any other Ancillary Agreement:

                  (i) any contract or agreement entered into in the name of, or expressly on behalf of, any division or business unit of or becoming part of, Axcelis Technologies;

                  (ii) any contract or agreement that relates primarily to the Axcelis Technologies Business;

                  (iii) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement, the Separation Agreement or any of the other Ancillary Agreements to be assigned to Axcelis Technologies;

                  (iv) any guarantee, indemnity, representation, warranty or other liability of any member of the Axcelis Technologies Group or the Eaton Group in respect of any other Axcelis Technologies Contract, any Axcelis Technologies Liability or the Axcelis Technologies Business (including guarantees of financing incurred by customers or other third parties in connection with purchases of products or services from the Axcelis Technologies Business); and

                  (v) any Axcelis Technologies OFL.

         Section 4.10 Axcelis Technologies Group. "Axcelis Technologies Group" means Axcelis Technologies, each Subsidiary and Affiliated Company of Axcelis Technologies immediately after the Separation Date or that is contemplated to be a Subsidiary or Affiliated Company of Axcelis Technologies pursuant to the Non-US Plan and each Person that becomes a Subsidiary or Affiliated Company of Axcelis Technologies after the Separation Date.

         Section 4.11 Axcelis Technologies OFLs. "Axcelis Technologies OFLs" means all liabilities, obligations, contingencies, instruments and other Liabilities relating to the Axcelis Technologies Business of a financial nature with third parties existing on the Separation Date, including any of the following:

                  (i) foreign exchange contracts;

                  (ii) letters of credit;

                  (iii) guarantees of third party loans to customers;

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
                  (iv) surety bonds (excluding surety for workers' compensation self-insurance);

                  (v) interest support agreements on third party loans to customers;

                  (vi) performance bonds or guarantees issued to third parties;

                  (vii) swaps or other derivatives contracts; and

                  (viii) recourse arrangements on the sale of receivables or notes.

         Section 4.12 Contracts. "Contracts" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

         Section 4.13 Distribution. "Distribution" means the divestiture by Eaton of Axcelis Technologies approximately six months following the IPO by means of a distribution of all of the common stock of Axcelis Technologies owned by Eaton to holders of Eaton common stock on a tax-free basis in a split-off, a spin-off or some combination of both transactions.

         Section 4.14 Eaton Group. "Eaton Group" means Eaton, each Subsidiary and Affiliated Company of Eaton (other than any member of the Axcelis Technologies Group) immediately after the Separation Date, after giving effect to the Non-US Plan, and each Person that becomes a Subsidiary or Affiliated Company of Eaton after the Separation Date.

         Section 4.15 Governmental Approvals. "Governmental Approvals" means any notices, reports or other filings to be made to, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

         Section 4.16 Governmental Authority. "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

         Section 4.17 Indemnification and Insurance Matters Agreement. "Indemnification and Insurance Matters Agreement" means the Indemnification and Insurance Matters Agreement which is an Exhibit to the Separation Agreement.

         Section 4.18 Insurance Policies. "Insurance Policies" means insurance policies pursuant to which a Person makes a true risk transfer to an insurer which is not part of the Eaton Group.

         Section 4.19 Insured Axcelis Technologies Liabilities. "Insured Axcelis Technologies Liabilities" means any Axcelis Technologies Liability to the extent that (i) it is covered under the terms of Eaton's Insurance Policies in effect prior to the Distribution Date and (ii) Axcelis Technologies is not a named insured under, or otherwise directly entitled to the benefits of, such Insurance Policies.

         Section 4.20 Intellectual Property. "Intellectual Property" means all domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issued thereon (including reissues, renewals and re-examinations of the foregoing); invention disclosures; mask works; copyrights, and copyright applications and registrations; domain names, trademarks, service marks, trade names, and trade dress, in each case together with any applications and registrations therefore and all appurtenant goodwill relating thereto; trade secrets; commercial and technical information, know-how, proprietary or confidential information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), data bases and documentation thereof; inventions (whether patented or not); utility models; registered designs, certificates of invention and all other intellectual property under the laws of any country throughout the world.

         Section 4.21 IPO. "IPO" has the meaning set forth in the recitals to the Separation Agreement.

         Section 4.22 IPO Registration Statement. "IPO Registration Statement" means the registration statement on Form S-1 under the Securities Act of 1933, as amended, as filed with the Securities and Exchange Commission registering the shares of Axcelis Technologies Common Stock to be issued in the IPO, together with all amendments thereto.

         Section 4.23 Liabilities. "Liabilities" means all debts, liabilities, payables, claims, litigation, guarantees, assurances, commitments and obligations of any nature whatsoever, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including without limitation whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted accounting principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

         Section 4.24 Local Transfer Agreements. "Local Transfer Agreements" means the agreements necessary to effect the Non-US Plan.

         Section 4.25 Non-US Plan. "Non-US Plan" means the Non-US Plan which is an Exhibit to the Separation Agreement.

         Section 4.26 Person. "Person" means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or any department, agency or political subdivision thereof.

         Section 4.27 Security Interest. "Security Interest" means any mortgage, deed of trust, security interest, pledge, lien, charge, claim, option, right of any sort to acquire or of first refusal, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

         Section 4.28 Separation. "Separation" has the meaning set forth in the recitals to the Separation Agreement.

         Section 4.29 Separation Date. "Separation Date" means the effective date of the Separation as set forth in the Separation Agreement.

         Section 4.30 Subsidiary. "Subsidiary" of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interest having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person and/or by any one or more of its Subsidiaries; provided that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person. For purposes of this Agreement, Sumitomo Eaton Nova Corporation is a Subsidiary of Eaton prior to the transfer of Eaton's share ownership thereof to Axcelis Technologies, and thereafter is a Subsidiary of Axcelis Technologies.

         Section 4.31 Taxes. "Taxes" has the meaning set forth in the Tax Sharing Agreement.

         Section 4.32 Tax Sharing Agreement. "Tax Sharing Agreement" means the Tax Sharing and Indemnification Agreement which is an Exhibit to the Separation Agreement.

                     [Rest of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officers or representatives on the date first above written.


                                        AXCELIS TECHNOLOGIES, INC.

By: /s/ MARY G. PUMA                    By: /s/ BRIAN R. BACHMAN
   ------------------------------          -------------------------------
Name: Mary G. Puma                      Name: Brian R. Bachman
     ----------------------------            -----------------------------
Title: President, Chief Operating       Title: Chief Executive Officer and
      ---------------------------             ----------------------------
       Officer and Secretary                   Vice Chairman of the Board
      ---------------------------             ----------------------------


                                        EATON CORPORATION

By: /s/ KEN SEMELSBERGER                By: /s/ ADRIAN T. DILLON
   ------------------------------          -------------------------------
Name: Ken Semelsberger                  Name: Adrian T. Dillon
     ----------------------------            -----------------------------
Title: Vice President--Strategic        Title: Executive Vice President--
      ---------------------------             ----------------------------
       Planning                                Chief Financial and
      ---------------------------             ----------------------------
                                               Planning Officer
                                              ----------------------------


[Schedules omitted. The registrant hereby agrees to furnish supplementally, upon request, a copy of any omitted Schedule to this Agreement.]